FNB FINANCIAL SERVICES CORPORATION
               ANNOUNCES CONTINUATION OF STOCK REPURCHASE PROGRAM
                    (Additional 5% authorized for repurchase)


Reidsville, NC ----- (December 2, 2002) The Board of Directors of FNB Financial Services Corporation, (NASDAQ/ NMS: FNBF), parent of FNB Southeast, has approved the continuation of its stock repurchase program by authorizing the repurchase of up to 5% of the Company's outstanding common stock, which is approximately
4.5 million shares. This program succeeds a stock repurchase program, authorized in May 2002, and will be effective immediately upon completion of the current program. Since May, the Company has repurchased approximately 220,000 of the 232,000 shares approved for repurchase. The new authorization will allow the repurchase of approximately 225,000 additional shares of common stock.

Purchases may be made, from time-to-time, in the open market or in privately negotiated transactions, based on market conditions and other factors. The repurchase program may be suspended at any time without prior notice.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices in North Carolina and Virginia, along with additional mortgage origination offices through its mortgage subsidiary, FNB Southeast Mortgage Corporation. A separate investment subsidiary also operates through the bank as FNB Southeast Investment Services, Inc.

Information set forth in this presentation may contain "forward looking statements" which are subject to assumptions, risks and uncertainties. These statements pertaining to future periods are subject to uncertainty because of the possibilities of underlying factors and assumptions. These forward looking statements are based on the Company's current expectations and a variety of factors could cause the Company's actual operating results and financial position to differ materially, including without limitation, the effects of future changes in applicable laws and regulations, the risk of sharp and /or rapid changes in interest rates, and significant changes in economic conditions of the Company's markets. Additional factors that could cause actual results to differ are discussed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.


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